Exhibit 10.1

EXECUTION COPY

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is entered into on this 27th day of January, 2011, by and between Morningstar, Inc., an Illinois corporation (the “Company”), and Tao Huang (the “Executive”).

WHEREAS, the Executive is currently employed as the Chief Operating Officer of the Company; and

WHEREAS, the Company and the Executive desire to set forth herein their mutual agreement with respect to the matters addressed herein, including matters pertaining to the Executive’s cessation of his employment and positions with the Company and certain other matters pertaining to the Executive’s consulting relationship with the Company following the Executive’s cessation of employment and the Executive’s release of claims, all upon the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1.  Termination of Employment and Service.  As of January 31, 2011 (the “Date of Termination”), the Executive shall cease to be an employee and officer of the Company.  The Executive shall resign or be removed from all other positions, including directorships of Company subsidiaries and joint ventures in which the Company is a party, that the Executive holds as a result of his employment by the Company or as representative or designee of the Company; provided that the Executive shall cooperate with the Company in determining the time and manner in which any such resignation or removal will take place.

2.  Payment of Accrued Amounts; Accrued Benefits; Stock Options.  Not later than 30 days after the Date of Termination, the Company shall pay to the Executive all amounts, if any, due to the Executive for earned salary through the Date of Termination. The Company shall pay an incentive bonus equal to $600,000 to the Executive at the time bonuses for 2010 are paid under the Company’s annual incentive plan, but not later than March 15, 2011. Executive’s rights to receive benefits accrued or payable under the Company’s employee benefit plans shall be governed by the terms of such plans. Stock options held by Executive and which have vested as of the Date of Termination shall remain exercisable in accordance with the terms of the 2004 Stock Incentive Plan.  In addition, not later than 30 days after the Date of Termination, the Company shall reimburse the Executive in accordance with the Company’s policies and procedures for all proper expenses incurred by the Executive in the performance of his duties through the Date of Termination.

3.  Post-Termination Benefits.

(a)  Severance Payments.  The Company shall pay to the Executive a cash payment in an aggregate gross amount equal to $3,150,000 (the “Severance Benefit”).  The Severance Benefit shall be payable as follows: (i) $1,575,000 of the Severance Benefit shall be paid in a lump sum cash payment no later than February 15, 2011; and (ii) the remaining

$1,575,000 of the Severance Benefit shall be payable over the period commencing on the first payroll date following February 15, 2011 and ending on the last payroll date immediately preceding February 15, 2012, with such amounts payable in substantially equal installments and in accordance with the Company’s normal payroll practices.

(b)  Employee Benefits.  Provided that the Executive timely elects to receive continued coverage under the Company’s group medical and dental plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), the Company shall pay to the Executive, as an additional severance benefit, a cash payment equal to the difference between the cost of COBRA premiums and the cost of active employee premiums for 12 months of COBRA coverage, as calculated by the Company as of the Date of Termination.  Such payment shall constitute taxable income to the Executive and shall be paid in a lump sum on or prior to the last payroll date in March 2011. If the Executive is entitled to any benefit under the current terms and conditions of any employee benefit plan of the Company that is accrued and vested on the Date of Termination and that is not expressly referred to in this Agreement, such benefit shall be provided to the Executive in accordance with the terms and conditions of such employee benefit plan.

(c)  Compliance with Agreement.  Notwithstanding anything herein to the contrary, if the Executive breaches the terms of this Agreement and the Executive does not cure such breach (if curable) within 30 days after receipt of written notice from the Company describing such breach, the Executive shall forfeit any and all rights to the post-termination payments made or to be made pursuant to this Section 3.

4.  Consulting Arrangement.

(a)  Consulting Services. The Company hereby agrees to retain the Executive as a consultant, and the Executive hereby agrees to be retained by the Company, upon the terms and subject to the conditions hereof for the period commencing on the Date of Termination and ending on the date that is twelve (12) months following the Date of Termination, unless earlier terminated pursuant to this Section 4 (such period, the “Consulting Period”).  During the Consulting Period, the Executive shall make himself available at mutually acceptable times to perform consulting services with respect to the businesses conducted by the Company; provided, however, that such consulting services shall not exceed 10 hours per month.  Subject to the prior approval of the Company and in accordance with Section 19 of the Agreement, the Company shall reimburse the Executive in accordance with the Company’s policies and procedures for all proper expenses incurred by the Executive in the performance of his consulting duties during the Consulting Period. In accordance with the terms of this Agreement, the Executive shall comply with reasonable requests for the Executive’s consulting services and shall devote his reasonable best efforts, skill and attention to the performance of such consulting services; provided, however, that nothing in this Section 4 shall preclude Executive from accepting employment with or providing services to any other person or entity (provided such employment or services are not prohibited by Section 10 hereof) and the Company agrees that any consulting services requested hereunder shall not interfere with Executive’s employment or services.  The Executive shall take his direction as a consultant solely from the Company’s Chief Executive Officer and shall not interact with any of the Company’s other employees or directors in his capacity as a consultant, except to the extent he is directed to do so by the Chief Executive Officer.

(b)  Termination.  This Section 4 may be terminated at any time (i) by the Executive on 30 days prior written notice to the Company and (ii) by the Company upon written notice to the Executive.

5.  Federal and State Withholding.  The Company shall deduct from any compensation payable by the Company to the Executive the amount of all taxes required to be withheld under applicable law with respect to such payments.  For purposes of determining all applicable tax withholdings, any compensation recognized by the Executive upon the exercise of the Executive’s stock options in accordance with the terms of the 2004 Stock Incentive Plan and the amounts to be paid to Executive pursuant to Section 3  hereof shall be treated as wages subject to all applicable withholding requirements.

6.  Return of Company Property.  Promptly following the Termination Date (but in no event later than three business days following such date), the Executive shall return to the Company all property of the Company in the Executive’s possession or under the Executive’s control, including but not limited to any office, computing or communications equipment; provided, however, the Company shall take reasonable efforts to transfer to Executive the right to continue to use the phone number for his Company-provided cellular phone.

7.  Release of Claims.

The Executive, on behalf of himself and anyone claiming through him, including, but not limited to, his past, present and future spouses, family members, relatives, agents, attorneys, representatives, heirs, executors and administrators, and the predecessors, successors and assigns of each of them, hereby releases and agrees not to sue the Company or any of its divisions, subsidiaries, affiliates, other related entities (whether or not such entities are wholly owned) or the owners, officers, directors, agents, attorneys or representatives thereof, or the predecessors, successors or assigns of each of them (hereinafter jointly referred to as the “Company Released Parties”), with respect to any and all known or unknown claims which the Executive now has, has ever had, or may in the future have, against any of the Company Released Parties for or related in any way to anything occurring from the beginning of time up to and including the date on which he signs this Agreement, including, without limiting the generality of the foregoing, any and all claims which in any way result from, arise out of, or relate to, the Executive’s employment by any of the Company Released Parties or the termination of such employment, including, but not limited to, any and all claims for severance or termination payments under any agreement between the Executive and any of the Company Released Parties or any program or arrangement of any of the Company Released Parties or any claims that could have been asserted by the Executive or on his behalf against any of the Company Released Parties in any federal, state or local court, commission, department or agency under any fair employment, contract or tort law, or any other federal, state or local law, regulation or ordinance (as in effect or amended from time to time), including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act, or under any compensation, bonus, severance, retirement or other benefit plan; provided, however, that nothing contained in this Section 7 shall apply to, or release the Company from (i) any obligation contained in this Agreement, (ii) any obligation which the Company may have to provide benefits to the Executive under any plans or programs of the Company which continue to be applicable to the Executive, except as otherwise expressly provided in this Agreement, (iii) any obligation which the Company may have to indemnify the Executive pursuant to its articles of incorporation, by-laws, or other governing documents or the 2005  indemnification agreement entered into with Executive;  or (iv) any obligation which the Company may have to provide coverage to the Executive pursuant to its director and officer insurance policy with respect to actions or omissions of the Executive during his service as an officer of the Company.  The Executive expressly represents and warrants that he has not filed or had filed on his behalf any claim against any of the Company Released Parties, and has not transferred or assigned any rights or causes of action that he might have against any of the Company Released Parties.

Executive represents that he has had the opportunity and time to consult with his own legal counsel concerning the provisions of this Agreement and that he has been given up to twenty-one (21) days from the date of the Company’s signature as set forth below to consider this Agreement and determine whether to accept and sign this Agreement.  Following his acceptance and signing of this Agreement, Executive has seven (7) calendar days to revoke the Agreement by delivering notice of revocation to the Company in accordance with Section 14.

8.  Authority.  The Executive expressly represents and warrants that the Executive is the sole owner of the actual and alleged claims, demands, rights, causes of action and other matters that are released herein; that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and that the Executive has the full right and power to grant, execute and deliver the general release, undertakings and agreements contained herein.

9.  Non-Admissions.  Nothing in this Agreement is intended to or shall be construed as an admission by the Company or any of the other Company Released Parties that any of them violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct.  The Company and the other Company Released Parties expressly deny any such illegal or wrongful conduct.

10.  Noncompetition and Nonsolicitation.

(a)  The Executive agrees, on behalf of himself and his affiliates, that for a period of twelve (12) months following the Date of Termination, neither the Executive nor any of his affiliates will directly or indirectly (whether as principal, agent, independent contractor, partner, employee, consultant or otherwise) perform any services (including consulting services) with respect to products or services which are competing products or services. For purposes of this Section 10(a), a “competing product or service” is a product or service which is offered in the marketplace as a replacement for a product or service provided by the investment information business segment of the Company or its affiliates as of the Date of Termination, or a product or service that the Executive knows, as of the date hereof, that the investment information business segment of the Company or its affiliates is giving active consideration to offering in the marketplace.

(b)  The Executive agrees, on behalf of himself and his affiliates, that for a period of twelve (12) months following the Date of Termination, neither the Executive nor any of his affiliates will directly or indirectly solicit, attempt to solicit, induce or encourage any person who is in the employ or service of the Company or any of their affiliates, or any of their respective consultants or independent contractors, to terminate his or her relationship with the Company or any of its affiliates (as the case may be) or become employed by the Executive, any of his affiliates, or any other person.

(c)  It is expressly understood and agreed that the restrictions contained in this Section 10 are reasonable and necessary to protect the business of the Company and its affiliates.  Accordingly, if a final judicial determination is made that the time, territory, scope or any other restriction contained in this Section 10 is unreasonable or otherwise unenforceable, neither this Agreement nor the provisions of this Section 10 shall be rendered void, but shall be deemed amended to apply as to such maximum scope, time and territory and to such other extent as such court may judicially determine or indicate to be reasonable, or if the court or other governmental authority does not so determine or indicate, to the maximum extent which any pertinent statute or judicial decision may indicate to be a reasonable restriction under the circumstances involved, and as so modified, the restrictions contained in this Section shall be binding and enforceable.

(d)  The Executive agrees and acknowledges that remedies at law for any breach of his obligations under this Section 10 are inadequate and that in addition thereto the Company and its affiliates shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such actual or threatened breach.  The Executive acknowledges that the covenants set forth in this Section 10 are an essential element of this Agreement and that, but for the agreement of the Executive to comply with these covenants, the Company would not have entered into this Agreement.  The Executive acknowledges that this Section 10 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement by the Company.

11.  Confidentiality; Assignment of Rights.

(a)  The Executive shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company and its affiliates, including such trade secret or proprietary or confidential information of any customer or other entity to which the Company or one of its affiliates owes an obligation not to disclose such information, which the Executive acquired during the term of his employment by the Company, including but not limited to records kept in the ordinary course of business, except (i) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information, or (ii) as to such confidential information that becomes generally known to the public or trade without violation of this Section 11.

(b)  The Executive hereby sells, assigns and transfers to the Company all of his right, title and interest in and to all inventions, discoveries, improvements and copyrightable subject matter (the “rights”) which during the term of his employment by the Company were made or conceived by him, alone or with others, and which are within or arise out of any general field of the Company’s business or arise out of any work he performs or information he received regarding the business of the Company while employed by the Company.  The Executive shall fully disclose to the Company as promptly as available all information known or possessed by him concerning the rights referred to in the preceding sentence, and upon request by the Company and without any further remuneration in any form to him by the Company, but at the expense of the Company, execute all applications for patents and for copyright registration, assignments thereof and other instruments and do all things which the Company may deem necessary to vest and maintain in it the entire right, title and interest in and to all such rights.

12.  Nondisparagement.

(a)  The Executive will not, nor will he cause or assist any other person to, make any statement to a third party or take any action which is intended to or would reasonably have the effect of disparaging or harming the Company or the business reputation of the Company; provided, however, that this provision shall not preclude such truthful disclosure or testimony as may be required by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to make such disclosure or provide such testimony.

(b)  The Company will not, nor will it cause or assist any other person to, make any statement to a third party or take any action which is intended to or would reasonably have the effect of disparaging or harming the Executive or his business reputation; provided, however, that this provision shall not preclude such truthful disclosure or testimony as may be required by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order the Company to make such disclosure or provide such testimony.

13.  Cooperation with the Company.  Executive agrees to cooperate fully with the Company and its counsel with respect to any litigation, investigation, government proceedings or general claims which relate to matters with which Executive was involved during the term of employment or service with the Company, subject to reimbursement of reasonable out-of-pocket travel costs and expenses.  Such cooperation may include appearing from time to time pursuant to reasonable requests of the Company at the offices of the Company or the Company’s counsel, or telephonically, for conferences and interviews and providing testimony in depositions, court proceedings and administrative hearings as necessary for the Company to defend or prosecute claims, and in general providing the Company and its counsel with the full benefit of Executive’s knowledge with respect to any such matter.  Executive agrees to render such cooperation in a timely fashion and at such times as may be mutually agreeable to the Executive and the parties concerned.

14.  Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally or by overnight courier to the following address of the other parties hereto (or such other address for such parties as shall be specified by notice given pursuant to this Section) or (b) sent by facsimile to the following facsimile number of the other parties hereto (or such other facsimile number for such parties as shall be specified by notice given pursuant to this Section), with the confirmatory copy delivered by overnight courier to the address of such parties pursuant to this Section 14:

If to the Company, to:

Morningstar, Inc.

22 West Washington Street

Chicago, IL 60602

Attn:  General Counsel

Facsimile:  (312) 244-8032

If to Executive, to:

Tao Huang

At the most recent address on file with the Company

15.  Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

16.  Entire Agreement.  This Agreement shall constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements (including, without limitation, all equity award agreements between the Company and the Executive) or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.  The Executive acknowledges that the Company has not made any representations regarding the tax consequences of payments under this Agreement and that Executive has had the opportunity to consult Executive’s tax advisor, if any.

17.  Successors and Assigns.  This Agreement shall be enforceable by Executive and Executive’s heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns.  Executive may not assign this Agreement and any such assignment shall be null and void.

18.  Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to principles of conflict of laws.

19.  Amendment and Waiver.  The provisions of this Agreement may be amended or waived only by the written agreement of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

20.  Section 409A.  This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent.  The payments to the Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for purposes of the separation pay exemption, each installment paid to the Executive under this Agreement shall be considered a separate payment.    In the event the terms of this Agreement would subject the Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement.  To the extent any amounts under this Agreement are payable by reference to Executive’s “Date of Termination,” such term shall be deemed to refer to the Executive’s “separation from service,” within the meaning of Section 409A of the Code.  Notwithstanding any other provision in this Agreement, in no event shall the level of consulting services to be provided by the Executive pursuant to Section 4 of this Agreement exceed more than 20% of the average of services performed by the Executive for the Company and its affiliated “service recipients” (within the meaning of Treasury regulation §1.409A-1(h)(3)) over the immediately preceding 36-month period.  Notwithstanding any other provision in this Agreement, if the Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of the Executive’s separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of the Executive’s separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service or (b) the date of the Executive’s death.  Any reimbursement payable to the Executive pursuant to this Agreement shall be conditioned on the submission by the Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to the Executive within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which the Executive incurred the reimbursable expense.  Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year.  The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

21.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MORNINGSTAR, INC.

By:	/s/ Joe Mansueto
Name: Joe Mansueto
Its: Chief Executive Officer

/s/ Tao Huang
Tao Huang

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